Exhibit (d)(6)

STOCKHOLDERS AGREEMENT
OF
STERLING HOLDCO INC.
Dated as of [__], 2011

i

Table of Contents
(continued)

ii

     STOCKHOLDERS AGREEMENT, dated as of ___________, 2011 (this “Agreement”), among Sterling Holdco Inc., a Delaware corporation (the “Company”) and the following stockholders of the Company (collectively, the “Stockholders”): (a) Providence Equity Partners VI L.P. and Providence Equity Partners VI-A, L.P., each a Delaware limited partnership (together, “Providence”), (b) Dr. Ernst Volgenau (the “Continuing Investor”), and (c) The Ernst Volgenau Revocable Trust (the “Continuing Investor Estate Vehicle” and, together with the Continuing Investor, the “Rollover Stockholders”). Capitalized terms used herein without definition are as defined in Section 20 below.
RECITALS:
     WHEREAS, the Company’s direct wholly owned subsidiary, Sterling Parent Inc., a Delaware corporation (“Parent”), and Sterling Merger Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 31, 2011 (as the same may be amended, modified, supplemented or restated from time to time, the “Merger Agreement”), with SRA International, Inc., a Delaware corporation (“SRA”), pursuant to which Merger Sub merged with and into SRA, with SRA continuing as the surviving corporation (the “Acquisition”);
     WHEREAS, in connection with the transactions contemplated by the Merger Agreement and pursuant to the Rollover Commitment Letter, dated as of March 31, 2011, by and among the Company and the Rollover Stockholders (the “Rollover Commitment Letter”), the Continuing Investor Estate Vehicle has exchanged certain of the shares of common stock of SRA held by the Continuing Investor Estate Vehicle with an aggregate value of $150 million for shares of common stock of the Company, par value $0.01 per share (including any shares held by any Stockholder on the date hereof or hereafter acquired by the Stockholder whether through recapitalization, stock dividend, purchase or otherwise, “Shares”) and the promissory note described in the Rollover Commitment Letter; and
     WHEREAS, Providence, pursuant to the Equity Commitment Letter, dated as of March 31, 2011, by and among the Company and Providence, will contribute up to $525,152,395 in cash to Holdco in exchange for Shares;
     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:
     Section 1. Board of Directors; Special Consent Rights.
     (a) Company Board Composition. The board of directors of the Company (the “Board”) shall consist of three members determined as follows: (i) one member shall be the Continuing Investor, who shall be designated as Chairman of the Board (“Chairman”) and (ii) two members shall be designees of Providence (each, a “Providence Designee”), provided that if Providence and the Continuing Investor elect to appoint the then current chief executive officer of the Company to the Board, the Board shall consist of five members and Providence shall have the right to appoint a total of three designees (not including the Chief Executive Officer) to the Board, each of whom shall be a Providence Designee.
     (b) Subsidiary Board Composition. The Board shall take all actions necessary to ensure that the board of directors or similar governing body of Parent, SRA, and, in the event of any reorganization that results in a Subsidiary of the Company other than SRA becoming the principal operating Subsidiary of the Company, such principal operating Subsidiary (the “SRA Principal Operating Subsidiary”), is constituted in the same manner as the Board.
     (c) Voting. Each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control and shall take all other actions within his, her or its control, including, without limitation, calling special meetings of Stockholders, attending meetings in person or by proxy for purposes of obtaining a quorum, executing written consents in lieu of meetings and approving amendments and/or restatements of the Company’s Certificate of Incorporation or By-laws in order to give effect to the provisions of this Section 1 and otherwise to carry out the intent and purposes of this Agreement.
     (d) Vacancies. In the event that there shall exist or occur a vacancy at any time on the Board with respect to any Providence Designee, each Stockholder hereby agrees to take such actions as will result in the election or appointment as a director of an individual designated or elected to fill such vacancy and serve as a director by Providence.
     (e) Consent Rights. In addition to any vote or consent of the Board or the stockholders of the Company required by law or the Certificate of Incorporation, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, prior to the occurrence of a Qualified Public Offering, take or agree to take any of the following actions without the consent in writing of (a) the Continuing Investor and (b) at least one Providence Designee:
     (i) amend, alter or change SRA’s certificate of incorporation to change the name of SRA or in the event there is a SRA Principal Operating Subsidiary, then the name of such SRA Principal Operating Subsidiary shall be changed to SRA;
     (ii) amend, alter or change Parent’s or the Company’s Certificate of Incorporation or By-laws in a manner that materially impairs any Rollover Stockholder’s rights as a holder of Shares (it being understood that no such consent shall be required for any amendment of the Certificate of Incorporation in connection with the issuance of additional equity securities of the Company); or

     (iii) enter into any material transaction with or involving any Affiliate of the Company or any Affiliate of any Stockholder, other than (x) transactions having the same pro rata effect on all Stockholders, (y) any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms with any “portfolio company” (as such term is customarily used among institutional investors) held or managed by any Affiliate of the Company and (z) any fees, expenses or reimbursements payable by the Company or any of its Subsidiaries, on the one hand, to Providence or any of its Affiliates, on the other hand, specifically contemplated by Section 16 of this Agreement.
     Section 2. Restrictions on Transfer.
     (a) Restrictions on Transfer. Each Rollover Stockholder hereby agrees that such Rollover Stockholder shall not, without the prior written approval of a majority of the members of the Board, transfer, sell, assign, option, pledge, hypothecate or otherwise dispose of or encumber (each of the foregoing, a “Transfer”) any of its Shares at any time other than (i) Transfers of its Shares to its Permitted Transferees, (ii) following a Qualified Public Offering (subject to applicable and customary underwriter restrictions), Transfers pursuant to Section 7 (Registration Rights) hereof or (iii) as required pursuant to Section 4 (Drag-Along Rights) hereof and permitted pursuant to Section 5 (Tag-Along Rights) hereof.
     (b) Providence Exit Rights. Providence agrees that, until the date that is 24 months from the closing date of the Acquisition, Providence shall not, without the prior written consent of the Continuing Investor, Transfer or cause Parent, the Company or any Subsidiary to effect a sale or issuance that would result in a Change of Control (other than pursuant to a Qualified Public Offering) if the amount of sale proceeds to be received, directly or indirectly, by Providence for its Shares, together with the aggregate amount of all distributions previously made by the Company to Providence, results in a price per share to Providence of less than 150% of the price per share paid by Providence for its Shares at Closing (valuing (x) any securities constituting part of such consideration at the average closing price of such securities on the principal exchange on which they are traded over the five trading days ending on the trading day immediately prior to the date that the Merger Agreement is terminated and (y) any non-public securities or other property at the fair market value of such securities or other property as determined in good faith by the Board), provided that if (A) there has occurred or, in Providence’s good faith, reasonable judgment, there is reasonably likely to occur an Event of Default under or with respect to the Company’s or its Subsidiaries’ debt facilities (as “Event of Default” is defined therein) or (B) the LTM EBITDA of SRA and its Subsidiaries is more than 20% below the projected LTM EBITDA in the management plan and forecast of SRA presented by SRA’s management to Providence prior to the date of this Agreement, the restrictions set forth in this Section 2(b) shall no longer apply and Providence may Transfer Shares prior to the date that is 24 months from the closing date of the Acquisition.

     Section 3. Other Provisions Relating to Transfer.
     (a) Legends; Securities Law Compliance. Each certificate representing Shares owned by any Stockholder shall bear the following legends:
(i)	THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (x) (A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT OR (C) A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH DISPOSITION AND (y) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

(ii)	THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF ______, 2011, AMONG THE COMPANY AND THE OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.
In addition, certificates representing Shares shall bear any legends required by applicable state law. Each Stockholder agrees that, in addition to complying with the restrictions on Transfer set forth elsewhere in this Agreement, such Stockholder will not Transfer any Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Shares) in violation of the Securities Act, applicable state securities or “blue sky” laws or any rules or regulations thereunder, and such Stockholder will not Transfer any Shares unless the conditions set forth in the legend required by clause (i) of this Section 3(a) are satisfied.
     (b) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be void, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer and the purported transferor shall instead continue to be treated as the owner of such Shares for all purposes hereof.

     Section 4. Drag-Along Rights.
     (a) Participation. Subject to Section 2(b), if at any time Providence proposes to Transfer Shares in a transaction or series of related transactions (including, without limitation, by way of stock sale, merger, consolidation or otherwise) and such transaction would result in a Change of Control, then Providence may require the participation of the Rollover Stockholders in such sale in the manner set forth in this Section 4.
     (b) Sale Notice. Providence shall exercise its respective rights pursuant to this Section 4 by delivering to the Company and the Rollover Stockholders a written notice of the proposed sale no later than 15 days prior to the proposed closing thereof. Such notice shall make reference to the Rollover Stockholders’ obligations hereunder and shall describe in reasonable detail: (i) the number of Shares to be Transferred by Providence, (ii) the Person or entity to whom such Shares are proposed to be Transferred, (iii) the terms and conditions of the Transfer, including the consideration to be paid and (iv) the proposed date, time and location of the closing of the Transfer.
     (c) Shares to be Sold. Each Rollover Stockholder shall be required to sell in any sale subject to this Section 4 that number of Shares equal to the product of (i) the number of Shares then held by such Rollover Stockholder and (ii) a fraction, the numerator of which shall be the number of Shares Providence proposes to Transfer in such sale pursuant to this Section 4 and the denominator of which shall be the number of Shares then held by Providence; it being understood and agreed that the Rollover Stockholders shall sell such Shares pro rata in satisfaction of its obligations under this Section 4(c).
     (d) Other Transactions. If Providence approves a merger, consolidation, recapitalization, sale of all or substantially all the assets of the Company, or any transaction that results in a Change of Control, the Rollover Stockholders shall consent to and cooperate fully with respect thereto and, without limiting the generality of the foregoing, shall not in any way object to, or exercise any appraisal rights in connection with, such merger, consolidation, recapitalization, sale of assets or other Change of Control transaction.
     (e) Cooperation. The Rollover Stockholders shall fully cooperate with Providence and shall take all reasonably necessary actions to effectuate any Transfer of Shares, merger, consolidation, recapitalization or sale of assets or other Change of Control transaction described in this Section 4, including, without limitation, entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by Providence, except with respect to representations, warranties, covenants and indemnities that are customarily made on an individual basis.
     (f) Notice. Promptly after completion of any sale or other transaction pursuant to this Section 4, Providence shall notify the Rollover Stockholders of such completion and shall furnish evidence of such sale or other transaction (including time of completion) and the terms thereof as the Rollover Stockholders may reasonably request.
     Section 5. Tag-Along Rights.
     (a) Participation. Except as required by Section 4(a), if at any time Providence proposes to sell Shares to any Person, including, without limitation, by way of stock sale, merger, consolidation or otherwise, and the number of Shares proposed to be sold, together with all Shares previously sold by Providence (other than to Affiliates of Providence) and all Shares to be included in such sale pursuant to this Section 5, represents more than 5% of the total number of Shares outstanding, as appropriately adjusted for any stock dividend, stock split, recapitalization, consolidation or other similar event, the Rollover Stockholders shall be permitted to participate in such sale in accordance with this Section 5.
     (b) Sale Notice. Providence shall deliver to the Company and each other Stockholder a written notice (a “Sale Notice”) of a proposed sale (a “Proposed Sale”) subject to this Section 5, no later than 30 days prior to the proposed closing thereof. Such notice shall make reference to the Rollover Stockholder’s rights hereunder and shall describe in reasonable detail (i) the number of Shares to be sold (the “Tag-Along Shares”), (ii) the Person to whom such Shares are proposed to be sold, (iii) the terms and conditions of the Proposed Sale, including the consideration to be paid, and (iv) the proposed date, time and location of the closing of the Proposed Sale.
     (c) Participation Notice; Shares to be Sold. Each Rollover Stockholder shall exercise its right to participate in the Proposed Sale by delivering to Providence a written notice (a “Participation Notice”) stating its election to do so and specifying the number of Shares to be sold by it no later than 10 days after receipt of the Sale Notice. The maximum number of Shares that the Rollover Stockholder will be permitted to include in a Proposed Sale will be the product of (i) the number of Shares then held by each Rollover Stockholder and (ii) a fraction, the numerator of which shall be the number of Tag-Along Shares and the denominator of which shall be the number of Shares then held by Providence; it being understood and agreed that each Rollover Stockholder shall sell such Shares for the same consideration, pursuant to the same sale agreement as applies to the Shares to be sold by Providence.
     (d) Cooperation. Upon delivering a Participation Notice, each Rollover Stockholder will, if requested by Providence, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Providence (a “Custody Agreement and Power of Attorney”) with respect to the Shares which are to be included in the Proposed Sale pursuant to this Section 5. The Custody Agreement and Power of Attorney will provide, among other things, that the Rollover Stockholder executing it will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Shares (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the

Rollover Stockholder’s agent and attorney-in-fact with full power and authority to act under a custody agreement and power of attorney on behalf of the Rollover Stockholder with respect to the matters specified therein. The Rollover Stockholder participating in a sale pursuant to this Section 5 shall fully cooperate with Providence and shall take all reasonably necessary actions to effectuate such sale, including, without limitation, entering into agreements and delivering certificates and instruments, all consistent with agreements being entered into and certificates and instruments being delivered by Providence, except with respect to individual representations, warranties, covenants and indemnities customarily made on an individual basis. Without limiting the generality of and subject to the exception set forth in the foregoing, the Rollover Stockholder participating in a sale pursuant to this Section 5 shall make or agree to the same representations, covenants, indemnities and agreements as Providence; provided that the liabilities thereunder (including under any general indemnity) shall be borne on a pro rata basis based on the consideration to be received by each Stockholder.
     (e) Non-Participation; Deadline for Completion of Sale. Failure by any Rollover Stockholder to provide a Participation Notice within 15 days after receipt of a Sale Notice shall be deemed to constitute an election by each Rollover Stockholder not to exercise its rights pursuant to this Section 5, and Providence shall have 180 days following the expiration of such 15-day period in which to sell not more than the number of Shares described in the Sale Notice, on terms not more favorable to Providence than those set forth in the Sale Notice. If at the end of such 180-day period, Providence has not completed such Proposed Sale, Providence may not then effect a sale of Shares pursuant to this Section 5(e) without again fully complying with the provisions of this Section 5. Such 180-day period may be extended to the extent reasonably necessary to comply with any regulatory requirements applicable to the Proposed Sale.
     Section 6. Preemptive Rights.
     (a) In the event that the Company or any of its Subsidiaries proposes to sell a New Issue, each Stockholder (other than any Stockholder that is not an “accredited investor” (as defined under the Securities Act)) shall receive at least 15 days advance notice of such proposed sale, and shall have the right to purchase (the “Preemptive Right”), on the same terms and conditions as those of the proposed sale of the New Issue (including, without limitation, as to price), a portion of such shares of the New Issue to be sold equal to such Stockholder’s percentage ownership of the outstanding Shares.
     (b) After the closing of each such additional purchase, the Company shall issue and deliver to each Rollover Stockholder stock certificates representing that number of fully paid and nonassessable shares of the New Issue (or executed agreements representing equity securities other than such shares) that each Rollover Stockholder has purchased pursuant to this Section 6 and each Rollover Stockholder shall pay to the Company, by wire transfer of immediately available funds, the aggregate consideration for such equity securities.

     Section 7. Registration Rights.
     (a) Piggyback Rights. If the Company, at any time following an underwritten public offering by the Company, proposes to register Shares under the Securities Act or any other applicable securities laws (together with the Securities Act, the “Securities Laws”) for its own account (including, but not limited to, a Shelf Registration Statement, but other than pursuant to (i) a registration on Form S-4 or S-8 or any successor form or (ii) a registration of securities which are a combination of debt and equity), then the Company shall give prompt written notice to the Stockholders regarding such proposed registration. Upon the written request of any Stockholder made within 15 days after the receipt of any such notice (which request shall specify the number of Shares intended to be disposed of by such Stockholder and the intended method or methods of disposition thereof), the Company shall use its best efforts to effect the registration under the Securities Act of all Shares that such Stockholder has so requested to be registered, in accordance with such intended method or methods of disposition; provided that:
     (i) the Company shall not include any Shares in such proposed registration to the extent that the Board shall have determined, after consultation with the managing underwriter for such offering, that their inclusion would materially and adversely affect the offering price, provided, that in the event of any such determination, the Company shall give the affected Stockholders notice of such determination in lieu of the notice otherwise required by the first sentence of this Section 7(a);
     (ii) if, at any time after giving written notice (pursuant to this Section 7(a)) of its intention to register Shares and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine, for any reason, not to register such Shares, the Company may, at its election, give written notice of such determination to each Stockholder and, thereupon, shall not be obligated to register any Shares in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith); and
     (iii) if, in connection with a registration pursuant to this Section 7(a), the managing underwriter of such registration (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to any Stockholder requesting registration of Shares) that the number of Shares requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price of the Shares being sold in such registration, then, in the case of any registration pursuant to this Section 7(a), the Company shall include in such registration the number of shares which the Company is so advised can be sold in such offering without such material adverse effect, first, of the Shares, if any, being sold by the Company, and second, of the Shares of the Stockholders, on a pro rata basis (based on the number of Shares owned by each such Stockholder).

     (b) Demand Registrations.
     (i) Notice of Request. At any time after (x) the consummation of an Initial Public Offering, upon the written request of Providence or (y) following the seventh (7th) anniversary of the closing date of the Acquisition, upon the written request of the Continuing Investor, on behalf of the Rollover Stockholders (provided that the Continuing Investor shall be limited to one such request) (in either case, a “Demand Party”), requesting that the Company effect the registration under the Securities Laws of all or part of such Demand Party’s Shares and specifying the amount and intended method of disposition thereof, the Company will promptly, but in any event within 15 days, give written notice of such request to all Stockholders and thereupon the Company will, subject to Section 7(b)(ii), use its best efforts to effect the prompt registration under the Securities Act of the Shares which the Company has been so requested to register by Providence or the Continuing Investor, to the extent required to permit the disposition of the Shares so to be registered in accordance with the intended method or methods of disposition of Providence or the Continuing Investor.
     (ii) Priority in Demand Registrations. If a registration pursuant to Section 7(b)(i) (including any Take-down Transaction) involves an underwritten offering, and the managing underwriter (or, in the case of an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Stockholder requesting registration of Shares) that, in its view, the number of securities requested, and otherwise proposed to be included in such registration, exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, first, the Shares of the Stockholders on a pro rata basis (based on the number of Shares owned by each requesting Stockholder), and second, the securities, if any, being sold by the Company up to the amount which the Company is so advised can be sold in such offering without such material adverse effect. In the event of any such determination under this Section 7(b)(ii), the Company shall give the requesting Stockholder notice of such determination in lieu of the notice otherwise required under Section 7(b)(i).
     (c) Shelf Registration. The right of Providence to request a registration of Shares pursuant to Section 7(b) shall include the right to request that the Company file a registration statement to permit the requesting holder to sell Shares on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Securities and Exchange Commission) in accordance with the intended method or methods of disposition by such requesting holder (a “Shelf Registration Statement”). Notwithstanding anything to the contrary herein,
     (i) upon any Shelf Registration Statement having been declared effective, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (x) such time as all Shares that could be sold under such Shelf Registration Statement have been sold or are no longer outstanding and (y) two years from the date of effectiveness;
     (ii) if, at any time following the effectiveness of any Shelf Registration Statement, any Stockholder entitled to sell Shares pursuant thereto desires to sell Shares pursuant thereto, such Stockholder shall notify the Company of such intent at least ten business days prior to any such sale (any such proposed transaction, a “Take-down Transaction”), and the Company thereupon shall, subject to Section 7(e), prepare and file within ten business days a prospectus supplement or post-effective amendment to the Shelf Registration Statement, as necessary, to permit the consummation of such Take-down Transaction;
     (iii) upon receipt of notice from any Stockholder regarding a Take-down Transaction as provided in clause (ii) of this Section 7(c), the Company shall immediately deliver notice to any other holders of Shares whose Shares have been included in such Shelf Registration Statement and shall permit such holders to participate in such Take-down Transaction; and
     (iv) each Stockholder who participates in a Take-down Transaction shall be deemed through such participation to have represented to the Company that any information previously supplied by such holder, unless modified by such holder by written notice to the Company, remains accurate as of the date of the prospectus supplement or amendment to the Shelf Registration Statement, as applicable.
     (v) For the avoidance of doubt, the Rollover Stockholder shall have the right pursuant to Section 7(a) to participate in any Shelf Registration requested by Providence pursuant to the foregoing provisions of this Section 7(c). In addition, after the third anniversary of any Qualified Public Offering, the Continuing Investor will have the right to request two shelf registrations, provided, that any such Take-down Transaction (x) shall not be an underwritten offering, (y) the Rollover Stockholders are not otherwise permitted to freely Transfer all of their Shares within a three-month period pursuant to Rule 144 of the Securities Act and (z) Providence shall have the right to participate in any such Shelf Registration on the basis set forth in Section 7(a).
     (d) Registration Expenses. The Company will pay all Registration Expenses in connection with each registration of Shares requested pursuant to this Section 7.
     (e) Restrictions on Public Sale by Stockholders Following a Qualified Public Offering. Following the consummation of any underwritten Qualified Public Offering, for so long as the number of Shares held by Providence and its Affiliates, on the one hand, or the Rollover Stockholders, on the other hand, in the aggregate represents more than 5% of the outstanding Shares, each such Stockholder agrees to enter into a customary letter agreement with underwriters providing such Stockholder will not effect any public sale or distribution of Shares during the 180 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Securities and Exchange Commission with respect to the pricing of such underwritten offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Company or the officers, directors or any other stockholder of the Company on whom a restriction is imposed and (ii) the restrictions set forth in this Section 7(e) shall not apply to any shares that are included in such underwritten offering by such Stockholder.
     Section 8. Representations and Warranties. Each Stockholder represents and warrants to the Company and each other Stockholder that, as of the date hereof:
     (a) Power and Authority. Such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company, limited partnership or trust, all corporate limited liability company, limited partnership or trust power and authority, as the case may be) to execute, deliver and perform this Agreement.
     (b) Due Authorization.
     (i) In the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Stockholder have been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership, as the case may be. In the case of the Continuing Investor Estate Vehicle, the execution, delivery and performance of this Agreement by such Continuing Investor Estate Vehicle have been duly and validly authorized and approved by all necessary action on the part of such Continuing Investor Estate Vehicle.
     (ii) The Continuing Investor is the current service trustee of the Continuing Investor Estate Vehicles and has full power and authority to bind the entire trust estate. The trust with respect to each the Continuing Investor Estate Vehicle is in full force and effect, neither revoked in whole or in part, nor subject to pending amendment, revocation or partial revocation or asset transfer instruction which relates to any of the Shares or withdrawal of any principal which relates to any of the Shares.
     (c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder.
     (d) No Conflict. The execution, delivery and performance of this Agreement by such Stockholder do not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound, or (ii) in the case of a Stockholder that is a corporation, limited liability company, limited partnership or trust, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership, limited partnership agreement or trust agreement, as the case may be.
     (e) No Other Agreements. Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Shares, including, but not limited to, agreements or arrangements with respect to the acquisition or disposition of Shares or any interest therein or the voting of the Shares (whether or not such agreements and arrangements are with the Company or other Stockholders). In the event of any inconsistency between any provision of any such agreement and the provisions of this Agreement, the provisions of this Agreement shall be given full effect to the exclusion of any such inconsistent provision.
     Section 9. Covenants.
     (a) Values and Culture. Providence confirms its commitment to the preservation of the values and culture of the Company. In furtherance of thereof, Providence agrees to endeavor to (i) instill in the Company the corporate ethic of “Honesty and Service” through leadership and training of Company employees and (ii) design cash compensation plans which reward Company employees for behavior consistent with such corporate ethic. In the event of any prospective Change of Control transaction, Providence will use its reasonable efforts to convey to any buyer the importance of such values, culture and ethic, and to make their importance a fundamental part of one or more presentations to any such buyer. This Section 9(a) is solely for the benefit of and enforceable only by the Continuing Investor.
     (b) Compensation Plan. Providence and the Continuing Investor shall consult in good faith to determine the composition of the Company’s senior management team following the Closing and to establish a mutually agreeable equity compensation plan for the management of the Company.
     (c) Chairman Role. Following the Closing, the Continuing Investor shall be compensated for services as Chairman at the same level as the compensation received by the Continuing Investor prior to the Closing for services performed by the Continuing Investor as Chairman of the Board of Directors of SRA. The Chairman shall preside over meetings of the Board and shall have such other duties as may be designated by the Board, which shall include collaboration with the Providence Designees regarding changes, if any, to the senior management team within the first year of Closing.
     Section 10. Further Assurances, etc. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, including, without limitation, voting its Shares, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.

     Section 11. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by reputable next-day or overnight mail courier service (charges prepaid), or (c) sent by facsimile, to the address or facsimile number below, or to such other address or facsimile number as the party entitled to notice shall hereafter designate in accordance with the terms hereof:
(A)	If to the Company:

Sterling Holdco Inc. c/o Providence Equity Partners L.L.C. Nine West 57th Street, Suite 4700 New York, NY 10019 Attn: Christopher C. Ragona Telephone: (212) 588-6700 Facsimile: (212) 588-6701

(B)	If to any Rollover Stockholder:

Dr. Ernst Volgenau c/o SRA International, Inc. 4300 Fair Lakes Court Fairfax, VA 22033 Attn: Dr. Ernst Volgenau Charles Crotty Telephone: (703) 803-1500 Facsimile: (703) 227-7050

with a copy to:

Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 Attention: Stephen Glover Telephone: (202) 955-8500 Facsimile: (202) 467-0539

(C)	If to Providence:

c/o Providence Equity Partners LLC 9 West 57th Street, Suite 4700 New York, NY 10019 Attention: Christopher C. Ragona Telephone: (212) 588-6700 Facsimile: (212) 588-6701

with a copy to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Margaret A. Davenport William D. Regner Telephone: (212) 909-6000 Facsimile: (212) 909-6836
     Section 12. Governing Law, etc.
     (a) Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to conflicts of laws rules that would require the application of the laws of another jurisdiction.
     (b) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
     (c) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such holding shall not affect the validity or enforceability of the remainder of this Agreement in such jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction, and such provision shall be interpreted, revised or applied in a manner that renders it valid and enforceable to the fullest extent possible.
     (d) Remedies. The Company and the Stockholders agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.
     Section 13. Entire Agreement; Amendment and Waiver.
     (a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters referred to herein and supersedes all prior agreements, understandings or representations, written or oral, among the parties with respect to such matters
     (b) Amendment and Waiver. Except as otherwise provided herein, no amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such amendment, alteration, modification or waiver is approved in writing by (i) the Company, and (ii) Providence; provided, that no amendment, alteration or modification shall uniquely and adversely affect the rights or obligations of (a) a particular Stockholder on a discriminatory basis without such Stockholder’s consent or (b) the Rollover Stockholders as a class under this Agreement without the consent of a majority in interest of the Rollover Stockholders. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.
     Section 14. Successors and Assigns; No Third-Party Beneficiaries.
     (a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.
     (b) Assignment by Providence Generally. Providence may assign or transfer its rights, interests and obligations under this Agreement to any Affiliate to which Parent assigns or transfers its rights, interests and obligations under the Merger Agreement in accordance with the Merger Agreement.
     (c) No Third-Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or benefits upon any Person other than the parties hereto.
     Section 15. Termination.
     (a) Any Stockholder who ceases to own any Shares or any interest therein, shall cease to be a party to this Agreement and thereafter shall have no rights or obligations hereunder; provided, however, that a Transfer of Shares not explicitly permitted under this Agreement shall not relieve a Stockholder of any of its obligations.

     (b) All rights and obligations hereunder shall terminate upon the earlier of (i) the consummation of a Qualified Public Offering, except that the provisions regarding registration rights in Section 7 shall continue to apply following a termination pursuant to this clause (i) and (ii) a Change of Control of the Company; provided, that any rights specifically granted hereunder to the Continuing Investor shall terminate upon the earlier of (x) the occurrence of either event set forth in clause (i) and (ii) of this Section 15(b) and (y) the death or disability of the Continuing Investor.
     Section 16. Fees. Pursuant to a financial advisory agreement, dated as of the date hereof, between the Company, SRA and an Affiliate of Providence, Providence shall be paid (a) a transaction fee from the Company on the date hereof in the amount of $[insert [3]% of total value of Providence’s equity investment] and (b) a per annum monitoring fee of $1,750,000. In the event that Providence renders any additional services to the Company after the Closing, the amount of the fees for such services shall be subject to the consent of the Continuing Investor unless any such fee shall be paid only with respect to Providence’s proportionate equity investment in the Company at the time such fee is paid.
     Section 17. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     Section 18. Continuing Investor Estate Vehicle Representative.
     (a) The Continuing Investor is hereby appointed as the sole agent, proxy, attorney-in-fact and representative for the benefit of, and on behalf of, the Continuing Investor Estate Vehicle and its successors and assigns and Permitted Transferees in connection with and to facilitate the rights and obligations of the Continuing Investor Estate Vehicles contemplated hereby, and the Continuing Investor, by his execution hereof, agrees to serve in such capacity.
     (b) From the date hereof until the termination of this Agreement pursuant to and in accordance with Section 15, the Continuing Investor shall at all times remain the sole trustee of the Continuing Investor Estate Vehicle, and shall at all times retain sole and absolute power and authority to take or control any actions by or on behalf of the Continuing Investor Estate Vehicle, and to exercise any rights, powers or authority of the Continuing Investor Estate Vehicle.
     Section 19. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts and each of such counterparts shall be deemed to be an original for all purposes, and all of such counterparts shall together constitute one and the same document. Any signature required for the execution of this Agreement may be in the form of either an original signature or a facsimile transmission bearing the signature of any party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile.

     Section 20. Definitions. For purposes of this Agreement, the following terms have the indicated meanings:
     “Acquisition” is defined in the recitals to this Agreement.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. As used in this definition of the term “Affiliate,” “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person by reason of ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the preamble to this Agreement.
     “Board” is defined in Section 1(a).
     “By-laws” means the By-laws of the Company.
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware as of the date hereof, as the same may be amended or amended and restated from time to time.
     “Closing” means the date on which the transactions contemplated by the Merger Agreement were consummated.
     “Change of Control” means the first to occur of the following events after the closing date of the Acquisition: (i) the sale of all or substantially all of the assets of the Company, SRA or the SRA Principal Operating Subsidiary to any Person (or group of Persons acting in concert), other than to (x) Providence or its Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Company (any Person described in the foregoing clause (x) or (y), an “Affiliated Person”); or (ii) a sale by the Company, Providence or any of its Affiliates to a Person (or group of Persons acting in concert) of Shares, or a merger, consolidation or similar transaction involving the Company, SRA or the SRA Principal Operating Subsidiary, in any case, that results in more than 50% of the outstanding Shares (of any resulting company after a merger, Sterling or the SRA Principal Operating Subsidiary) being held by a Person (or group of Persons acting in concert) that does not include an Affiliated Person; in any event, which results in Providence and its Affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Board or of the board of directors or similar governing body of SRA or the SRA Principal Operating Subsidiary.
     “Company” is defined in the preamble to this Agreement.

     “Continuing Investor” is defined in the preamble to this Agreement.
     “Continuing Investor Estate Vehicles” is defined in the preamble to this Agreement.
     “Custody Agreement and Power of Attorney” is defined in Section 5(d).
     “Demand Party” is defined in Section 7(b).
     “Initial Public Offering” means the initial public offering of Shares of the Company pursuant to an effective registration statement under the Securities Act.
     “Merger Agreement” is defined in the recitals to this Agreement.
     “Merger Sub” is defined in the recitals to this Agreement.
     “New Issue” means (i) any shares of equity securities, whether authorized now or not; (ii) any rights, options or warrants to purchase equity securities; and (iii) any securities that are, or may become, convertible into or exchangeable for Shares or other equity securities of the Company or its Subsidiaries; provided that, the term “New Issue” does not include: (A) any securities offered to the public pursuant to a registration statement approved by the Board and filed pursuant to the Securities Act; (B) any securities issued in connection with the acquisition of another Person by the Company by merger, stock purchase, purchase of substantially all the assets of such Person or otherwise or other reorganization approved by the Board; (C) any securities issued in connection with any borrowings, direct or indirect, from financial institutions by the Company that are approved by the Board, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, excluding any borrowings where Providence or any of its Affiliates are a participant thereof; (D) any securities issued in connection with any equipment leases in the ordinary course of business that are approved by the Board; (E) any Shares or other securities of the Company or its Subsidiaries issued to employees, consultants, officers or directors of the Company or its Subsidiaries pursuant to any stock option plan, stock purchase plan, stock bonus arrangement or other similar plan approved by the Board; and (F) any securities issued in connection with any stock split, reverse stock split, stock dividend, merger, recapitalization or other similar event if an adjustment has been made to the Shares held by all Stockholders as a result of such event.
     “Participation Notice” is defined in Section 5(c).
     “Parent” is defined in the recitals to this Agreement.
     “Permitted Transferee” means (a) with respect to the Continuing Investor, to the Continuing Investor’s spouse or any lineal ancestor or descendant of the Continuing Investor, (b) with respect to any Rollover Stockholder, to any trust, corporation, partnership or limited liability company established by and for the benefit of the Rollover

Stockholder for estate-planning purposes, or to any person identified in clause (a) and (c) any entity wholly owned by any of the foregoing; provided, that, in each case, such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement applicable to Continuing Investor Estate Vehicles.
     “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other legal entity.
     “Proposed Sale” is defined in Section 5(b).
     “Providence” is defined in the preamble to this Agreement.
     “Providence Designee” is defined in Section 1(a).
     “Qualified Public Offering” means a public offering of Shares either (a) where the Company has received net proceeds of at least $200 million (measured as of the time of issuance) or (b) which constitutes at least 15% of the Company’s outstanding Shares (measured as of the date of determination) after giving effect to such offering (including the underwriters’ exercise of any over-allotment option).
     “Registration Expenses” means any and all fees and expenses incident to the performance by the Company of its obligations under Section 7, including without limitation (i) all Securities and Exchange Commission, Financial Industry Regulatory Authority, Inc. or other registration and filing fees, or the registration and filing fees of any other U.S. or non-U.S. stock exchange, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Shares), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Shares on any securities exchange and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) any fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the Company so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, and (vii) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with any registration and/or marketing of the Shares.
     “Rollover Stockholders” is defined in the preamble to this Agreement.
     “Sale Notice” is defined in Section 5(b).

     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time. Any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor federal statute, and the rules and regulations thereunder.
     “Securities Laws” is defined in Section 7(a).
     “Shares” is defined in the recitals to this Agreement.
     “Shelf Registration Statement” is defined in Section 7(c).
     “SRA” is defined in the recitals to this Agreement.
     “SRA Principal Operating Subsidiary” is defined in Section 1(b).
     “Stockholders” is defined in the preamble to this Agreement.
     “Subsidiary” means, as to any Person (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such Person, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.
     “Tag-Along Shares” is defined in Section 5(b).
     “Take-down Transaction” is defined in Section 7(c).
     “Transfer” is defined in Section 2(a).
[remainder of the page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

STERLING HOLDCO INC.

By:
Name:
Title:

PROVIDENCE:

PROVIDENCE EQUITY PARTNERS VI L.P.

By:
Name:
Title:

PROVIDENCE EQUITY PARTNERS VI-A, L.P.

By:
Name:
Title:

CONTINUING INVESTOR:

By:
Ernst Volgenau

CONTINUING INVESTOR ESTATE VEHICLE:

ERNST VOLGENAU REVOCABLE TRUST

By:
Name: Ernst Volgenau
Title: Trustee

ASSIGNMENT AND ASSUMPTION AGREEMENT
          Pursuant to the Stockholders Agreement, dated as of [__], 2011 (the “Stockholders Agreement”), among Sterling Holdco Inc., a Delaware corporation (the “Company”); and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”), _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder (it being agreed that no rights specifically granted to the Continuing Investor thereunder shall be so assigned), and the undersigned hereby agrees that, having acquired Shares as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.
          Listed below is information regarding the Shares:

Number of
Shares

(Remainder of page intentionally left blank)

i

          IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of __________ ___, _______.

[NAME OF TRANSFEREE]

Name:
Title:
Acknowledged by:
STERLING HOLDCO INC.

By:
Name:
Title:

i

SCHEDULE I
NOTICE INFORMATION
ROLLOVER STOCKHOLDERS

Name	Address
The Ernst Volgenau Revocable Trust	The Ernst Volgenau Revocable Trust
c/o SRA International, Inc.
4300 Fair Lakes Court
Fairfax, VA 22033
Attention: Dr. Ernst Volgenau & Charles Crotty
Facsimile: (703) 227-7050

i